Exhibit 10.1

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

ALTAIR INTERNATIONAL INC.

6501 E. Greenway Pkwy

#103-412, Scottsdale, AZ 85254

OTC BULLETIN BOARD: ATAO

Email: alan.smith@avidcap.com

MINING LEASE

THIS MINING LEASE ("Agreement'') is made effective August 3, 2020 ("Effective Date") by and between Altair International, Inc., (referred to as "ATAO" or "Lessee"), whose address is:

6501 E. Greenway Pkwy. #103-412, Scottsdale, AZ 85254

and Oliver Geoservices LLC, a corporation registered in Texas (referred to as "OGS"), whose address is:

4812 Bransford Road, Colleyville, TX 76034.

SECTION 1: GRANT AND DESCRIPTION

1.1   OGS has rights to and interests in certain unpatented lode mining claims known as the [*****] located in Elko County, Nevada.

1.2   Exclusive Lease: OGS hereby lets and leases exclusively to Lessee, its successors and assigns, for the term and purposes stated within this Agreement, all of OGS's rights, titles and interests in and to the Walker Ridge lode mining claims more fully described in Exhibit "A" attached to and made part of this Agreement (the "Property").

1.3   Bonus Payments: OGS is to receive the following payment (' 'Bonus Payments"), which is not an advance royalty payment, via wire transfer:

a)     Twenty-five thousand US dollars ($25,000.00) within 10 business days.

1.4   Rights Granted By Agreement: OGS grants to Lessee any and all rights appurtenant to the Property for mining, milling and related operations, insofar as OGS has the power and ability to grant such rights, including, but not limited to the right to enter the Property to survey, explore, drill, sample, develop, mine, stockpile, remove, leach, mill, smelt, beneficiate, process and market, without limitation all ore, minerals, metals, tailings, concentrates and all other mineral substances of any character and nature ("J\.1.inerals"); to construct, use, maintain, repair, replace and relocate buildings, ore bins, shafts, tunnels, drifts, open pits, communication lines and all other structures and facilities necessary to effectuate the purposes of the Agreement; to use the Property for storage or disposal of Minerals, water, waste or other materials produced from the Property or other property; to use all easements, rights of way or other means of access for ingress and egress to and from the Property convenient or necessary for operations on the Property or other property owned, leased or acquired by Lessee; to use as much of the surface granted by the Agreement as Lessee deems advisable to further performance of its rights and obligations, and to effectuate the purposes of the Agreement; to use any mining method, including, without limitation, underground, strip, cross-mining, open pit, in-situ, solution or leach mining; to sell Minerals and other products derived from the Property in such forms, on such terms, at such times, and for such prices as may, in its sole discretion, determine; and to exercise all rights and privileges not specifically described above which may be reasonably necessary, convenient, or suitable for or incidental to effectuate the purposes of the Agreement All such rights shall be exercised by Lessee strictly in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and the like. Lessee will obtain all federal, state and local consents and/or permits necessary or desirable before engaging in any such activities on the Property.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SECTION 2: TERM

2.1   Term: The Agreement is granted for a primary term of five years from the Effective Date, and so long as Lessee pays to OGS the Advance Royalty payments as provided for in SECTION 3.2: ADVANCE ROYALTY PAYABLE TO OGS, or for so long as the Agreement is being maintained in any other manner provided for in the Agreement.

Lessee may extend this lease at any time in the first five years for an additional twenty-year te1m upon written notice to OGS of its intent to do so and the concurrent payment of a one-time extension payment (" Extension Payment") of One Hundred Thousand Dollars ($100,000.00) in cash.

During any period of extension beyond the primary term, all terms and conditions shall remain in full force and effect The term of this Agreement is not intended to violate the Rule Against Perpetuities. In the event of this Agreement is determined to violate the Rule Against Perpetuities by a court of competent jurisdiction, the term shall be automatically reduced to a maximum number of years determined to comply with the Rule of Perpetuities.

2.2   Surrender and Termination by Lessee: Notwithstanding anything herein to the contrary, Lessee may terminate all of its rights and obligations in respect of the Property by providing OGS with a 30-day written notice of termination. Lessee shall deliver written notice of such termination in the form of a recordable Release of Mining Lease releasing all of its rights, title and interest to the Property to OGS and record such with the Elko County Recorder's Office.

In the event of termination, OGS shall retain all payments paid pursuant to this Agreement as consideration for possession, use and mining activities on the Property. The foregoing shall be OGS's sole and exclusive remedy for termination, and OGS exclusively waives the remedies of specific performance or further compensatory or other damages of whatsoever nature.

Upon termination Lessee' sole obligations in respect of the Property shall be to perform reclamation work required as a direct result of activities on the Property, as required by applicable law, and to fulfill obligations pursuant to SECTION 6.1: PERFORMANCE OF ASSESS1\.1ENT WORK/RENT AL FEES.

In the event Lessee terminates this Agreement, Lessee shall supply to OGS copies of all interpretative and factual data, including but not limited to drill logs, assays, metallurgical testing results, survey and geological maps, within 30 days of termination or when such data becomes promptly available. Lessee makes no representation or warranty as to the accuracy or completeness of any such data, and shall not be liable on account of any use by OGS or any other party of any data or information.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SECTION 3: CONSIDERATION

3.1    Evidence and Satisfaction of Title, Geological Data and Property Inspection: OGS shall furnish to Lessee, concurrently with the execution of this Agreement location certificates and other documents, maps and other title data and abstracts in OGS's possession, or reasonably available to OGS relating to the Property, and Lessee may conduct such examination and any additional title examination as it wishes, at its own expense. In addition, OGS agrees to furnish to Lessee copies of all exploration data, assays, logs, maps, including any mine plan maps, geochemical and geophysical surveys and reports and records or data relating to production, development or mining which OGS has in its possession or which is reasonably available to OGS relating to the Property.

3.2    Advance Royalty Payable to OGS: The following minimum advance royalty payments (" Advance Royalty Payments") shall be payable to OGS via bank wire transfer:

On or before December 1, 2020	$25,000
On or before December 1, 2021	$50,000 and	500,000 shares of ATAO
On or before December 1, 2022	$75,000 and	500,000 shares of ATAO
On or before December 1, 2023	$100,000 and	750,000 shares of ATAO
On or before December 1, 2024	$100,000 and	750,000 shares of ATAO

If the term of the lease is extended beyond the primary term, a minimum Advance Royalty Payment of $100,000 shall be payable annually to OGS via bank wire transfer as follows:

On or before December 1, 2025, and on or before December 1 each year thereafter so long as the Agreement is in effect. Once the property is in production, there will be no cash payment of$100,000 as long as the payment exceeds $100,000 in gold.

Lessee has the right to prepay any of the Advance Royalty Payments payable to OGS hereunder. The Advance Royalty Payments shall be in lieu of any obligation, expressed or implied, to take any action with respect to the Property, including explore, develop, or mine the Property. All Advance Royalty Payments to OGS are and shall always be fully credited to and/or recoverable from any and all Production Royalty Payments payable/paid to OGS pursuant to SECTION 4.1: PRODUCTION ROYALTY PAYABLE TO OGS.

SECTION 4: PRODUCTION ROYALTY

4.1   Production Royalty Payable to OGS: Upon commencement of commercial production and continuing thereafter, Lessee shall pay the following Production Royalty to OGS: THREE PERCENT (3.0%) of Net Smelter Returns, as defined in SECTION  4.2 below.

4.2   Net Smelter Returns Defined: The term "Net Smelter Returns", for all purposes of the Agreement, shall mean the amount actually received by Lessee from the sale of ores and minerals mined or otherwise recovered and removed by Lessee from the Property, reduced by the following, but only to the extent actually incurred and home by Lessee:

a)     Sales, use, gross receipts, severance, federal and other taxes, if any, payable with respect to severance, production, sale or disposition of ores and minerals, but excluding any taxes on net mcome.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

b)     Charges and costs, if any, for transportation of bullion from mill or processing facility or facilities to the place or places where products are smelted, refined and/or sold;

c)     Charges, costs, including bullion assaying and sampling costs, and all penalties, if any, included upon smelting ores and minerals. In the event smelting is carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs, and penalties for such operations shall mean the amount would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.

4.3   Credit and Offset: All Advance Royalty payments to OGS shall be fully recoupable as a credit and offset against any Production Royalty payable to OGS that may accrue during the term of the Agreement, or any extension thereof.

4.4   Area of Influence Production Royalty Payable to OGS: If during the term of the Agreement, or any extension thereof, if Lessee acquires any interest in and to any property within a three mile radius or linear measurement (whichever is more inclusive) from any edge, border or portion of the Property described in Exhibit A (the "Area of Influence") Lessee shall pay to OGS a production royalty equal to THREE PERCENT (3.0%) of the Net Smelter Returns as defmed in SECTION 4.2 on Minerals derived from such property so long as Lessee, or its successors or assigns, has interest in such property. Lessees will pay a total of 3% NSR on any area acquired in an area of influence. To further clarify, if there is an existing NSR is 2% on property acquired within the area of influence, then 1% will be paid to OGS.

4.5   Partial Royalty Buyout. Lessee may at any time, prior to August 1 2025, purchase from OGS, ONE PERCENT 1% of the total Net Smelter Retumroyalties pursuant to SECTION 4.1, 4.2 and 4.4 by paying OGS a payment in the amow1t of One 1\ilillion Five Hundred Thousand Dollars ($1,500,000). At the time such payment is made (the "Pru1ial Buyout Payment") OGS will retain TWO PERCENT (2.0%) of Net Smelter Returns, as defined in SECTION 4.2.

SECTION 5: METHOD OF PAYMENT

All payments owing to OGS shall be paid by wire bank deposit in accordance with SECTION 3: CONSIDERATION and SECTION 4: PRODUCTION ROYALTY. In the event of a present or future division of ownership interests in or to the Property, payments made as stated above shall constitute full satisfaction of obligations to pay royalties and shall be relieved from any responsibility and liability for the division of disbursements.

SECTION 6: UNPATENTED CLAIMS

6.1    Performance of Assessment Work/Rental Fees: Lessee shall pay the federal, state and county rental fees and perform any assessment work that may in the future be required for each and every assessment/rental year (i.e., September 1) during the term of this Agreement or any extension thereof. Should Lessee terminate this Agreement, Lessee must provide written notice of termination 30 days prior to the end of the assessment/rental year to avoid the obligation to petform assessment/rental work for that assessment/rental year.

Lessee shall be relieved of its obligations to perform assessment work or pay rental fees covering the Property for any period in which rental fees or assessment work are not required or are suspended and shall have the benefit of subsequent laws enacted which relate to assessment work, including laws extending the time within which to perform assessment work.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

For each year in which this Agreement continues beyond May 1st of said year, Lessee shall record in the Elko County Recorder's Office, and in the Bureau of Land Management an affidavit of assessment work and/or payment of rental fees or other documents complying with the requirements of the statues of the State of Nevada and the Federal Land Policy and Management Act of 1976 and the regulations implementing and supplementing this Act. Lessee shall provide copies of the fully recorded affidavits covering the Property to OGS no later than August 15th of said year.

6.2    Amendments, Relocations and Patents: During the term of this Agreement, Lessee shall have the right and obligation, to amend or relocate, in the appropriate name, any or all of the unpatented mining claims included in the Property, to locate placer claims on ground covered by lode mining claims and vice versa, and locate any fractions resulting from the location, amendment, or relocation of mining claims. At the request of Lessee, OGS shall cooperate with in any attempt to apply for patent for any and all of the unpatented mining claims. All expenses authorized by in connection with locating, amending or relocating mining claims or mill sites, or prosecuting patent proceedings shall be borne by Lessee. The rights under and terms of this Agreement shall extend to all such locations, amend locations, relocations, and patented mining claims and mill sites.

SECTION 7: OGS'S RIGHTS, COVENANTS AND OBLIGATIONS

OGS's Representations: OGS represents that

a)     To the best of its knowledge and ability the unpatented claims comprising the Property have been properly and lawfully located and monumented on the ground and any required validation work has been performed; and location notices and certificates, with maps and other documents necessary to comply with any and all applicable mining laws, rules and regulations, have been or will be properly and lawfully recorded or filed.

OGS hereby covenants with Lessee and with its successors and assigns that OGS has exclusive right, title and interest in and to the Property, subject only to the paramount interest of the United States and those option to purchase 100% agreements described in Exhibit A; and that OGS will exercise the option to purchase 100% agreements in Exhibit A within 30 days following the initial payment made under SECTION 3.2 ADVANCE ROYALTY PAYABLE TO OGS.

b)     In lieu of giving a covenant of quiet eajoyment, OGS agrees that Lessee may, at its discretion, take all action necessary, including judicial proceedings, to remove any cloud from or cure any defect in OGS's title to the Property at Lessee' sole expense. OGS agrees to cooperate with Lessee in any action taken.

c)     OGS has full power and authority to execute this Agreement.

d)     OGS has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it or any of its properties or assets, or commenced any proceeding under any reorganization, arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute of any jurisdiction.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

To the best of OGS's knowledge, no such action or proceeding has been commenced against OGS by any creditor, claimant, governmental agency or other person.

e)     OGS knows of no suit, action or other proceeding pending or threatened before any court or government agency that might result in impairment or loss of OGS's title to, or OGS's interest in any part of the Property, the Minerals or the value thereof, or which may otherwise materially affect title to the Property or Lessee's rights hereunder. OGS shall promptly notify Lessee of any such proceeding arising or threatened prior to the termination of this Agreement

t)      During the term of this Agreement, OGS agrees that OGS shall not enter into any contract, commitment or obligation with respect to the Property, other than in the ordinary course of business and which fully recognize, are subordinate to, and consistent with this Agreement, without obtaining prior written consent of Lessee. Any such agreement shall not interfere with the exercise by Lessee of its rights under this Agreement.

g)     To the best of the OGS's knowledge, there is no violation of any applicable federal, state, regional or county law or regulation relating to zoning, land use, environmental protection, or otherwise with respect to the Property or the activities relating thereto.

h)     OGS represents that, to the best of its knowledge and belief, OGS is not aware of any current law or regulation which would prevent the performance of rights and obligations under this Agreement.

i)      That OGS shall not create, pe1mit or suffer any liens or encumbrances, reservations, restrictions or easements on the Property, unless expressly subordinated to rights on the Property and Minerals.

8.2   Inspection: OGS, its agents, employees, or personal representatives, duly authorized in writing, may inspect the activities of Lessee on the Property during normal business hours, but only upon 48 hours' prior written notice to Lessee.

OGS, in the exercise of its rights, shall indemnify and hold Lessee harmless from and against any course of action, right of action, claims, demands, costs (including attorney's fees) or judgments arising out of any death, personal injury, or property damage sustained by OGS, its agents, employees or personal representatives while in or upon the Property, unless such death or injury arises as a proximate result of the negligence of OGS.

8.3   Taxes: While this Agreement is in effect, Lessee shall, in a timely manner, reimburse OGS for all taxes, levies, or assessments occasioned by and attributable to the equipment of Lessee placed on the Property. Ad valorem taxes, assessments, levies against the Property and personal income from royalties shall be the responsibility of and paid solely by OGS during the term of this Agreement.

8.4   Confidentiality: During the term of this Agreement, OGS shall keep all information supplied to it by Lessee and/or its agents concerning exploration, mining and all otl1er related mining activities on tl1e Property or any other matters concerning the Property or the activities of Lessee, strictly confidential.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SECTION 9: RIGHTS, COVENANTS AND OBLIGATIONS

9.1   Rights of Operation:

a)     Exploration, Mining and Other Operations: Lessee shall conduct all its operations on the Prope1ty in a good and workmanlike manner and in accordance with accepted mining practices. All decisions with respect to activities including all decisions regarding the commencement, suspension, assumption, or termination of any operations, shall be made by in the sole discretion of Lessee, but shall comply with all valid state, federal and local laws and regulations governing its operations on the Property.

b)     Roads: Lessee and OGS shall both have reasonable non-exclusive use of any presently existing roads, ways and trails upon the Property; provided, however, that OGS's use does not unreasonably interfere with the rights granted to Lessee by this Agreement

c)     Tailings and Residues: All tailings, heap and vat leach pads and other residues resulting from activities on the Property shall be the sole and exclusive property of Lessee, subject, however, to Production Royalty payments for processing. Should there be tailings remaining on or in the Property after the expiration of a TWELVE (12) month period following termination of this Agreement, then such tailings shall become the property of OGS, and Lessee shall have no further right, title or interest in them, but Lessee shall remain subject to all normal state, federal and local environmental remediation laws and obligations.

d)     Water Rights and Use: Lessee shall have the free use of any and all water and water rights in and on the Property to the extent it deems reasonably necessary for its Operations, insofar as OGS is able to grant such rights. Lessee shall maintain any water well and make appropriate annual filings to safeguard the use of the well. Lessee shall have the right independently to secure water rights and in that connection to explore for, file for, and appropriate water on or off the Property for use in or in connection with the Operations. Lessee shall have the right, in its sole discretion, to develop, drill for, divert, transport and store water on or off the Property and to construct, use, maintain, repair and store water on or off the Property and to construct, use, maintain, repair and remove from the Property such ditches, pipelines ponds, reservoirs and other structures, works and improvements as may be desirable or convenient in existing rights under this Section.

e)     Co-ming ling: Lessee shall have the right to co-mingle the Minerals produced from the Property with similar minerals from other properties for the purpose of transportation, storage, milling, processing, leaching and/or sale or disposition. In the event that such co-mingling occurs, Lessee shall perform sufficient monitoring, sampling, analysis and metallurgical testing to support an accurate determination of Production Royalties. Lessee shall, at its sole expense, have the right to inspect all production records at reasonable times and frequencies, upon ten (10) days' prior written notice.

9.2   Reclamation and Environmental Obligations: Lessee shall comply with all federal, state and local environmental and reclamation laws pertaining to mining operations, including, without limitation, obtaining all required exploration and operating permits, posting any required performance bonds and preparing a mine and reclamation plan. Lessee obligations and liability shall commence on the Effective Date of this Agreement and shall terminate upon the termination or surrender of the Agreement, except for obligations that may have accrued during the term of the Agreement The parties expressly agree that Lessee shall not, by the terms thereof, assume liability for damages to the Property or responsibility for reclamation or environmental obligations accruing as a result of any actions or operations on the Property prior to the Effective Date and following the Termination Date of this Agreement, and OGS shall indemnify and hold Lessee harmless from any and all claims, causes of action, penalties, fines, or other court costs and reasonable attorney's fees, that may arise from, actions or operations conducted on the Property prior to the Effective Date or following the Termination Date of the Agreement, unless such arise solely as a direct and proximate result of the activities of Lessee on the Property prior to the Termination Date of the Agreement, and relate to environmental issues. Lessee shall indemnify and hold OGS harmless from any and all claims, causes of action, penalties, fines, or other court costs and reasonable attorney's fees, that are a direct result of actions or operations conducted on the Property by any party from the Effective Date to the Termination Date of the Agreement

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

9.3   Books, Records and Information: Lessee shall keep accurate records of all Minerals derived, removed and sold from the Property and of calculations relative to Production Royalty payments and commingled Minerals from the Propeity. Production Royalty payments shall be accompanied by a statement of Production Royalty payment calculations, deductions, and adjustments. Upon 30 days prior written notice, OGS shall be entitled to an annual independent audit of the matters covered by the statements, during normal business hours and at OGS's expense, provided it selects for the audit an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants, with at least ten years' direct experience in mining operations in Nevada.

In the event Lessee relinquishes the Property, then, upon written request from OGS within 30 days of such termination, Lessee shall supply to OGS copies of all interpretative and factual data directly related to its operations on the Property which is in its possession or, if not in its possession at the time of the request, or when such data becomes available. Lessee makes no representation or warranty as to the accuracy or completeness of any such data or information and shall not be liable on account of any use by OGS or any other party of any data or information.

SECTION 10: DEFAULT, DISPUTES AND FORCE MAJEURE

10.1 Default: Failure by Lessee to perform or comply with any terms, provisions or conditions, expressed or implied, shall not automatically terminate this Agreement, nor render it null and void. If Lessee defaults in the performance of its obligations hereunder, OGS shall give written notice specifying the nature and extent of the default. If Lessee does not commence curing the default within TIIlRTY (30) days after receiving written notice, followed by diligent prosecution of such curing action to completion within a reasonable time, OGS may terminate this Agreement by delivering to written notice of such termination. All rights of under this Agreement, except provided hereunder and under SECTION 10.6: Equipment Removal, shall then terminate, OGS shall not have the right to terminate this Agreement except as provided in this Section.

Should Lessee, by written notice given to OGS, dispute in good faith the existence of a default, then this Agreement shall not terminate hereunder unless Lessee does not initiate and diligently pursue steps to correct the default within TIIlRTY (30) days after the default has been determined by a final decision of a court of competent jurisdiction.

10.2 Disputes and Adverse Claims: In case of suit, adverse claim, dispute or question as to the ownership of the Property or of Advance Royalty or Production Royalty payable under the Agreement, Lessee may, at its sole discretion, deposit the payment (or the portion of the payment in dispute) into an interesting-bearing escrow account, which shall be paid as determined by a written order from a court or tribunal of competent jurisdiction over the parties and matter in dispute. Upon final disposition of such suit, cl im, dispute or question, the escrowed funds shall be released consistent with the decision of a court or tribunal of competent jurisdiction over the parties and matter in dispute. Lessee shall not be held in default of payment until such suit, claim, dispute or question has been fully and fmally disposed of, and all appeals exhausted.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

In the event payments are deposited in an escrow account, OGS shall, if OGS pays the costs to create or establish the escrow, be entitled to recover all escrow fees and other costs incurred by in establishing and maintaining an escrow account.

Any payment so withheld shall be paid within 45 days after Lessee has been furnished with the original order resolving the suit, claim, or dispute. If the rights or interests granted under this Agreement are disputed, it shall not be counted against either as affecting the term of the Agreement, which shall, if necessary, and as appropriate, be extended by the period of dispute.

Any dispute between the parties or resolution thereof relating to this Agreement shall not interfere with nor affect any right Lessee may have under this Agreement.

10.3 Redemption of Liens and Encumbrances: OGS agrees to pay promptly upon the demand of a creditor, any mortgages, taxes, or other liens on the Property, except where OGS in good faith disputes the obligation. Lessee, at its option, may discharge any mortgages, taxes, or other liens on the Property, either in whole or in part, in the event of default by OGS, and be subrogated to the right of the holder thereof. Such subrogated rights may be enforced against OGS in any court of competent jurisdiction. In case of payment of any such mortgage, taxes or other liens by Lessee, in addition to the right of subrogation herein granted, Lessee shall also have the right to retain any monetary obligations which may become due OGS hereunder, and to repay therefrom, and the retention of such moneys by shall have the same effect as if paid to the OGS in whose behalf payment of any mortgage, taxes or other liens have been made by Lessee.

10.4 Force Majeure: Failure of Lessee to perform or to comply with any of the covenants or conditions under this Agreement due to conditions of Force Majeure, excepting only the obligations to make required Advance Royalty payments and pay required federal, state and county fees, shall not be grounds for default, cancellation, termination or forfeiture of this Agreement. ''Force Majeure", for purposes hereof, means any cause or condition beyond reasonable control of Lessee during which the failure to perform under the Agreement is caused by severe weather, explosion, unusual mining casualty, damage to or destruction of mill or mill plant facilities, fire, flood, civil or military authority, insurrection, strikes, riots, fuel storages, judicial orders, litigation and acts of God.

Should Lessee claim the existence of a condition of Force Majeure, Lessee shall be excused from and not held liable for, such failure to perform or comply during the term of said condition. The term of this Agreement shall be extended for an additional period equal to the duration of the period of Force Majeure. Should Lessee claim the existence of a claim of Force Majeure, it shall promptly notify OGS in writing of the condition of Force Majeure.

Lessee shall have the right to determine and settle any strike, lockout, or industrial disturbance in its sole discretion, and the aforesaid requirement of exercising reasonable diligence to resume operations shall not require Lessee to accede to any demand or position of any other party involved in such strike, lockout or industrial dispute.

10.5 Cessation of Production: If at any time or times, after commencing production, Lessee desires to shut down or cease production for any reason, it shall have the right to do so without terminating this Agreement, provided that Lessee continues to make Advance Royalty payments in accordance with SECTION 3.2: ADVANCE ROYALTY PAYABLE TO OGS and pay required federal, state and county fees in accordance with SECTION 6.1 PERFORMANCE OF ASSESSMENT WORK/RENT AL FEES.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

10.6 Equipment Removal: For a period of 12 months, or for extended periods beyond twelve months if reclamation activities are still continuing, following the termination of the Agreement for any reason, Lessee shall have the right to remove from the Property, tailings, and related structures, personal property and improvements owned by or erected or placed in or on the Property. Or Lessee may, by consent of OGS, which will not be unreasonably withheld, elect to leave buildings, structures, fixtures and improvements on the Property. Lessee may keep one or more watchmen on the Property during any such period.

SECTION 11: ASSIGNMENT

Either party may assign all or any portion of their rights under this Agreement with the prior written consent of the other party, which will not be unreasonably withheld. No change or division in the ownership of the Property or the payments provided for, however accomplished, shall enlarge the obligations nor diminish the rights of OGS as to their individual interest and right to receive payment covenant that any change in ownership shall be accomplished in such a manner that shall be required to make payments and give notices to but one person, firm or corporation.

SECTION 12: GENERAL PROVISIONS

12.1  Notices: Any notice, payment or communication required or desired to given under this Agreement shall been effective when personally served upon the patty to be given such notice at the address designated below, or when posted by certified mail, return receipt requested until notified otherwise in writing, the addresses for such notices shall be:

OGS:	4812 Bransford Road
Colleyville, TX USA 76034
Attn: Douglas Oliver

Lessee:	Altair International, Inc.
6501 E. Greenway Pkwy.#103-412
Scottsdale, AZ 85254
Attn: Alan Smith

12.2  Memorandum of Agreement: Lessee and OGS agree to enter into a Memorandum of this Agreement, without financial terms, for the sole purpose of giving notice of record of the existence of the Agreement. Either Lessee or OGS may elect to record the Memorandum of the Agreement at any appropriate office for the recording of property rights and interests.

12.3  Additional Documents: The parties agree to execute all such further instruments and do all such further actions as may be necessary or desirable to effectuate the purposes of this Agreement.

12.4  Effect: All covenants, conditions and terms of the Agreement shall be of benefit to and run with the Property and shall bind and inure to the benefit of the parties hereto their respective assigns and successors. The only relationship between OGS and Lessee is that of OGS/Lessee. Nothing herein shall be construed to create, expressly or by implication a joint venture, a mining partnership, commercial partnership, or other partnership in relation to this Agreement. Time is of the essence in this Agreement.

12.5  Heading: The title headings to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

12.6  Entire Agreement: This Agreement, together with the Exhibits, contains the entire Agreement by and between Lessee and OGS and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the parties. This Agreement shall not be modified or amended except by written agreement signed by the parties hereto. This Agreement shall supersede any and all proposal letters and correspondence written to the Effective Date of this Agreement.

12.7  No Implied Covenants: It is expressly agreed that no implied covenant or condition whatsoever shall be read into the Agreement relating to the prospecting, developing or mining of the Property or the time therefor, or to any of the Operations of hereunder or as to the measure of diligence thereof, it being expressly agreed and understood that, subject only to the express obligations of the Agreement any Operations of whatsoever nature conducted by upon the Property shall be conducted at such time and in such manner as Lessee, in its sole and absolute discretion, deems advisable.

12.8  Governing Law: The Agreement is to be governed by and construed under the laws of the State of Nevada. Any and all legal actions shall be initiated within the State of Nevada.

12.9  Severability: In the event that any court or administrative body of competent jurisdiction detennines that any party, term, or provision of this Agreement is unenforceable, illegal, or in conflict with any state, federal or local law, then such part, term, or provision shall be considered severable from the rest of the Agreement, and the remaining provisions of the Agreement shall not be thereby affected, and the Agreement shall be construed and enforced as if the Agreement did not contain such part, term or provision.

12.10 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year written above.

LESSEE:
Altair International, Inc.	OLIVER GEOSERVICES, LLC

Mr. Alan Smith	DOUG LAS OLIVER
CEO, Altair International, Inc.	President, Oliver Geoservices LLC

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Exhibit "A"

****** unpatented lode mining claims

[*****]